Exhibit 6.2
INTERCOMPANY AGREEMENT

This intercompany agreement (this “Agreement”), dated as of _______, is entered into by and between Otis Wealth, Inc., a Delaware corporation (the “Manager”), and Public Alts 001 LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company is offering (the “Offering”) for sale its membership interests (the “Interests”) as described in the Company’s Offering Circular filed with the U.S. Securities & Exchange Commission (as amended and/or supplemented, the “Offering Circular”);

WHEREAS, the Manager has negotiated a transaction whereby the Manager, acting as agent for the Company, will purchase the underlying asset described in the Offering Circular on behalf of or for subsequent sale to the Company for an aggregate purchase price of up to $4,000,000, inclusive of commission and/or deposit or other funds advanced prior to the acquisition of the underlying asset;

WHEREAS, the Company intends to use the proceeds of the Offering to purchase the underlying asset from the Manager;

WHEREAS, if any of the Interests offered remain unsold as of the final closing, the Manager will, pursuant to this Agreement, advance to the Company any portion of the funds necessary to acquire the underlying asset; and

WHEREAS, as reasonable compensation for the Manager’s services, capital commitment and advance (if applicable) in sourcing and acquiring the underlying asset, as well as the Manager’s agreement to pay costs, fees and expenses described below, the Company desires to pay the Manager a true-up amount in the amount of $100,000 (the “true-up”) and intends to use the proceeds of the Offering to pay any advance made by the Manager (without interest) and to pay the true-up, in cash or a combination of cash and Interests;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1. Advance. If any of the Interests offered remain unsold as of the final closing, the Manager agrees to advance to the Company any portion of the funds necessary to acquire the underlying asset. The advance, if any, will be paid following the final closing of the offering in a combination of cash and Interests (valued for such purposes at the price set forth in the Offering Circular). Under no circumstances will any portion of the advance remain as an outstanding obligation of the Company following the final closing of the Offering and the application of the use of proceeds therefrom.

2. True-Up. As reasonable compensation for the Manager’s (a) services, capital commitment and advance (if applicable) in sourcing and acquiring the underlying asset and (b) agreement to pay all fees, costs and expenses (i) incurred in connection with any underlying asset proposals pursued by the Company or the Manager that do not proceed to completion (if applicable), (ii) incurred in connection with executing the Offering (consisting of legal, accounting and compliance costs related to the Offering) and/or (iii) payable to the Broker with respect to the Offering, the Company agrees to pay the Manager the true-up amount, equal to approximately 6.25% of the purchase price of the underlying asset. The true-up will be deemed to be earned upon the acquisition of the underlying asset by the Company and will be paid following the final closing of the offering in cash, or if any of the Interests offered remain unsold as of the final closing, a combination of cash and Interests (valued for such purposes at the price set forth in the Offering Circular). Under no circumstances will any portion of the true-up remain as an outstanding obligation of the Company following the final closing of the Offering and the application of the use of proceeds therefrom.

3. Notices. Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the Manager:

Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
Attention: Legal Department
Email: alts@public.com

If to the Company:

Public Alts 001 LLC
c/o Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
Attention: Legal Department
Email: alts@public.com

4. Independent Contractor. For all purposes of this Agreement, the Manager shall be an independent contractor and not an employee or dependent agent of the Company nor shall anything herein be construed as making the Company a partner or co-venturer with the Manager or any of its affiliates.

5. Entire Agreement; Amendment; Severability. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof and may not be supplemented or amended except in writing signed by the parties. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

6. Definitions. Words and expressions which are used but not defined in this Agreement shall have the meanings given to them in the Offering Circular.

7. Governing Law; Jurisdiction. This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

8. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature pages), with the same force and effect as if each of the signatories had executed the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party shall re-execute original forms hereof and deliver them to the other parties. No party hereto shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract, and each such party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

MANAGER:

Otis Wealth, Inc.
By: Public Holdings, Inc., its sole shareholder

By:	/s/ Keith Marshall
Name:	Keith Marshall
Title:	Head of Ops & Legal, Alternatives

COMPANY:

Public Alts 001 LLC
By: Otis Wealth, Inc., its managing member
By: Public Holdings, Inc., its sole shareholder

By:	/s/ Keith Marshall
Name:	Keith Marshall
Title:	Head of Ops & Legal, Alternatives